Exhibit 99.2

TRIDENT MICROSYSTEMS, INC. AND CAYMAN SUBSIDIARY

FILE FOR CHAPTER 11 PROTECTION

Company Reaches Agreement with Entropic Communications, Inc. to Acquire

Set-Top-Box Business -

“Business as Usual” Operations to Continue During Chapter 11

SUNNYVALE, CA: January 4, 2012 – Trident Microsystems, Inc. (“Trident” or “the Company”) today announced that the Company and its Cayman subsidiary, Trident Microsystems (Far East) Ltd. have filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Trident will shortly file for protection in the Cayman Islands as well.

As part of the filing, Trident has filed a motion to approve the bid procedures for the sale of its Set-Top-Box business operations to Entropic Communications, Inc. (“Entropic”) pursuant to the asset purchase agreement included with the motion. Trident intends to continue to operate all of its business lines in the ordinary course and has ample liquidity to do so, while it completes the Bankruptcy approval process regarding the sale of its Set-Top-Box business to Entropic and explores strategic alternatives for its remaining business units.

“Trident, like many of its competitors, has been undergoing rapid changes which have hindered its ability to operate profitably,” stated Dr. Bami Bastani, chief executive officer of Trident. “A combination of increased pricing pressures in our industry, lower demand in consumer electronics, and slower than anticipated new product adoption has contributed to increased operating losses, a deterioration in liquidity and an erosion in equity values for Trident.” Trident recently announced that it was exploring a number of strategic alternatives, and this process led to the contemplated sale of the Set-Top-Box business to Entropic (NASDAQ: ENTR), a leading provider of silicon and software solutions for the home entertainment market. Bastani added that “we are extremely pleased with the opportunity that Entropic provides for not only our Set-Top-Box business, but also our key suppliers and vendors, customers and our dedicated employees throughout the world.” This transaction has been approved by the Boards of Directors of Trident and Entropic. The sale of the Set-Top-Box business to Entropic will be subject to a bidding process and approval by the Bankruptcy Court and the Cayman court, and it is expected that the sale will close in late February, 2012.

Trident also announced that it has entered into a license agreement with RDA Technologies, Ltd., pursuant to which it granted a non exclusive license to its SX-5 SOC product for the television market. Under the license agreement, Trident has received an upfront fee of $7.5 million and expects to receive an additional $8.5 million in the near term. As a result of cost cutting efforts, the RDA license agreement, and the receipt of funds from the sale of its facility in China, the Company believes its cash balance as of December 31, 2011 provides adequate liquidity to continue to meet customer and vendor requirements while the marketing efforts for its key assets continues.

During the interim, Trident expects that Chapter 11 protection will enable the Company to conduct its business operations in the ordinary course. To that end, the Company is seeking approval from the court for a variety of First Day and other initial motions, including requests to make wage and benefit payments to employees and continuation of the Company’s global cash management system.

None of Trident’s other operating subsidiaries are subject to the Chapter 11 proceedings, and they will continue to operate in the ordinary course of their businesses.

Additional information on the filing can be found at the Claims Agent’s website at www.kccllc.net/trident.

Forward-Looking Information

This press release contains forward-looking statements, including statements regarding liquidity expectations and timing expectations as well as the Company’s ability to continue to conduct business in the ordinary course. The forward-looking statements made above are subject to certain risks and uncertainties, and actual results could vary materially depending on a number of factors. These risks include, in particular, the ability to conclude the transaction with Entropic or alternative transactions in a timely manner and on satisfactory terms. Additional factors that may affect Trident’s business are described in detail in Trident’s filings with the Securities and Exchange Commission available at http://www.sec.gov.